As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VASCULAR BIOGENICS LTD.

(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Vascular Biogenics Ltd.

8 HaSatat St.

Modi’in

Israel 7178106

972-8-9935000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Yuval Horn, Adv. Keren Kanir, Adv. Horn & Co, Law Offices Amot Investments Tower 2 Weizmann St., 24th Floor Tel Aviv, Israel 6423902 972-3-637-8200	Mitchell S. Bloom, Esq. Lawrence S. Wittenberg, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-222138) (the “Registration Statement”), solely for the purpose of filing with the U.S. Securities and Exchange Commission an updated copy of Exhibit 5.2 to the Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors And Officers.

Under the Israeli Companies Law 1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

We have entered into indemnification and exculpation agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

We are not aware of any pending or threatened litigation or proceeding involving any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

No.	Description
1.1	Underwriting agreement.*

3.1	Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 30, 2014).

3.2	Memorandum of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 30, 2014).

4.1	Amended and Restated Investors’ Rights Agreement, dated as of March 13, 2008, by and among the Registrant and the other parties thereto, as amended. (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.2	Form of Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 of Registration Statement on Form F-1 filed with the Securities and Exchange Commission on July 29, 2014).

4.3	Warrant to purchase ordinary shares, dated May 8, 2014, issued to S.R. Horn Assets Ltd. (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.4	Warrant to purchase ordinary shares, dated April 1, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.5	Warrant to purchase ordinary shares, dated May 14, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

No.	Description
4.6	Warrant to purchase ordinary shares, dated December 28, 2001, issued to Dror Harats, as amended (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 6, 2014).

4.7	Form of Ordinary Shares Purchase Warrant, issued on November 6, 2015 to the investors party thereto (incorporated by reference to Exhibit 4.2 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on November 5, 2015).

4.8	Form of securities purchase agreement.*

4.9	Form of indenture relating to debt securities.****

4.10	Form of debt securities.*

4.11	Form of unit agreement (including form of unit certificate).*

4.12	Form of warrant agreement (including form of warrant certificate).*

5.1	Opinion of Horn & Co., Israeli counsel to the registrant, re legality. ****

5.2	Opinion of Goodwin Procter LLP, U.S. counsel to the registrant, re legality. **

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (included in the Prospectus under the caption “Ratio of Earnings to Fixed Charges”).

23.1	Consent of Horn & Co., included in Exhibit 5.1.****

23.2	Consent of Goodwin Procter LLP, included in Exhibit 5.2.**

23.3	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.****

24.1	Power of attorney, included on Signatures page.****

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.***

*	To be filed by amendment, or as an exhibit to a report on Form 6-K and incorporated herein by reference.
**	Filed herewith.
***	To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.
****	Previously filed.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided , that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Modi’in, Israel, on January 2, 2018.

VASCULAR BIOGENICS LTD.

By:	/s/ Dror Harats
Dror Harats Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and Director	January 2, 2018
Dror Harats	(Principal Executive Officer)

*	Non-Executive Director	January 2, 2018
Bennett M. Shapiro

*	Non-Executive Director	January 2, 2018
Ruth Arnon

*	Non-Executive Director	January 2, 2018
Jecheskiel Gonczarowski

*	Non-Executive Director	January 2, 2018
Ruth Alon

*	Non-Executive Director	January 2, 2018
Ron Cohen

*	Non-Executive Director	January 2, 2018
Philip A. Serlin

/s/ Amos Ron	Chief Financial Officer	January 2, 2018
Amos Ron	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Amos Ron	January 2, 2018
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

By:	/s/ Donald J. Puglisi	January 2, 2018
Donald J. Puglisi